Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Cidara Therapeutics, Inc. for the registration of its common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated February 25, 2021, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 10, 2021